Exhibit 99.1

NEWS www.FDNH.com

4/21/15

Primary contact: Grady Epperly, 405-202-6091 (grady.epperly@FDNH.com)

FOUNDATION HEALTHCARE, INC. ANNOUNCES OPERATIONAL UPDATE

OKLAHOMA CITY, April 21, 2015 – Foundation HealthCare (FDNH), which owns and operates hospitals focused on surgeries and related ancillary services, announced today the following updates:

Operational Update:

•	On April 10, 2015, Foundation HealthCare and Houston Orthopedic and Spine Hospital sold its assets to Memorial Hermann Health System.

•	The Company’s strong financial performance in the third and fourth quarters of 2014 resulted in a 0.5% reduction in the Company’s interest rate. Foundation HealthCare’s senior debt loan interest rate was decreased from 4.4% to 3.9% effective February 12, 2015.

•	The governing board of Foundation Surgical Hospital of San Antonio, a majority-owned hospital, has approved its expansion plans. The expansion is expected to be completed in early 2016. As a result of the increased capacity, the Company expects to generate an additional 720 to 1,200 surgical cases annually.

“As stated before, our strategy is to own controlling interests in the hospitals we manage. The Houston Orthopedic and Spine Hospital did not fit our long-term strategy and other than a one-time gain on the sale will have no impact to our bottom line in 2015. As we move forward in 2015, we will continue to evaluate options for the balance of our equity-owned assets,” said Stanton Nelson, CEO of Foundation HealthCare.

“Foundation ended 2014 on a very positive note with the continued financial improvement in our hospital in El Paso. In addition, the announcement of the future expansion at our hospital in San Antonio allows us to accommodate the demand from our current and new physician partners while remaining focused on providing high-quality clinical care for the patients we serve,” said Nelson.

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14000 N. Portland Ave., Suite 200, Oklahoma City, OK 73134

www.FDNH.com

NEWS

www.FDNH.com

About Foundation Healthcare

Headquartered in Oklahoma City, Okla., Foundation HealthCare owns and operates four surgical hospitals and ten surgery centers in seven states. Foundation’s management provides expertise and focuses on the build-out of each hospital by incorporating additional ancillary services in their markets. These additional service lines, such as out-patient surgery, oncology, imaging, physical therapy, hyperbarics, and sleep labs, truly make the Foundation specialty hospital environment unique.

The Company is also an industry leading ASC management and development company focused on partnering with physicians and employees to create an outstanding patient experience, while maximizing partner and shareholder value.

Foundation HealthCare is a leader in offering turnkey management and development solutions for physician partners, as well as creating an optimal experience for the patients we serve.

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14000 N. Portland Ave., Suite 200, Oklahoma City, OK 73134

www.FDNH.com